EXHIBIT 99.1

Hooker Furnishings Reports Third Quarter Results

MARTINSVILLE, Va., Dec. 09, 2021 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $133.4 million for its fiscal 2022 third quarter ended October 31, 2021, a $16.3 million, or 11%, decrease compared to the prior year period.

Consolidated operating loss for the fiscal 2022 third quarter was $1.7 million, compared to $13 million of operating income in the prior year period. Net loss for the third quarter of fiscal 2022 was $1.2 million, or $0.10 per diluted share, as compared to a net income of $10.1 million, or $0.84 per diluted share, in the third quarter of fiscal 2021.

The third quarter revenue decline follows two consecutive quarters of double-digit sales and income gains at Hooker Furnishings and was driven by significantly reduced shipments in the Home Meridian segment (HMI) due to COVID-related factory closures in Vietnam and Malaysia.

The HMI sales decrease was partially offset by double-digit sales increases in the Hooker Branded and Domestic Upholstery segments versus the prior year period. These two segments have provided five consecutive quarters of higher net sales.

Consolidated operating income and margin decreased in the quarter primarily due to the sales volume reduction at HMI, along with higher freight and product costs. In addition, HMI had three unusual charges during the period, including $2.6 million in one-time order cancellation costs to exit the ready-to-assemble (RTA) furniture category. This was a move HMI made to improve long-term profitability by eliminating a low-margin category. Also, HMI experienced higher than expected chargebacks with two clubs channel customers which negatively impacted net sales and operating income by $1.9 million.

“Despite favorable demand for home furnishings and a historically strong order backlog triple typical levels for Hooker Furnishings, we were challenged by ongoing supply chain disruptions, especially the slower-than-expected reopening of Vietnam and Malaysia factories,” said Jeremy Hoff, chief executive officer. “The COVID-related factory closings in Vietnam and Malaysia began around August 1st and did not begin reopening until late in the quarter, and then at only about 25% capacity,” he said. “We expect the factories will begin to approach 50% capacity in the near future.”

“Industry-wide inflationary pressures also were a factor in reduced income,” Hoff said, along with “making some decisions now that will have short term adverse impacts but will strengthen the Company in the long term. For example, exiting the HMidea RTA category increased consolidated cost of goods sold by 200 bps and contributed to the quarterly loss, but we believe this move will save an additional $10 million in product and freight costs related to RTA products on order and help us focus our resources in the areas where we can be most competitive and profitable,” Hoff said.

For the fiscal 2022 nine-month period, consolidated operating income was $20.2 million compared to a $24.9 million operating loss in the prior year period. The loss last year was mainly attributable to $44.3 million in non-cash impairment charges on certain intangible assets due to the impact of the COVID crisis on the Company’s share price in the prior year.

Consolidated net income for the fiscal 2022 nine-month period was $15.7 million or $1.30 per diluted share, as compared to net loss of $19.0 million, or a loss of $1.61 per diluted share in the prior year period.

Segment Reporting: Hooker Branded

Net sales increased by $8.7 million, or 18.5%, in the Hooker Branded segment compared to the prior year quarter, driven by higher demand and inventory availability, as well as lower discounting.

Commenting on the consistent and vibrant growth in the segment, Hoff said, “The diversification of the Hooker Branded product portfolio to address a wide variety of lifestyles in our price points has had a major positive impact. The introduction of our new Commerce & Market accent furniture collection this summer, along with the ongoing strength of our Mélange accent collection, has significantly expanded our leadership position in the accent furniture category,” he said. “In addition, our strategy to rationalize our stocking inventory to focus on top sellers is helping us maximize shipping and production capacity, product flow and cash utilization.”

While sales continue to reflect strong demand and a healthy furniture demand environment, higher ocean freight and product cost inflation impacted gross margin in the segment, diluting the gains from sales increases in the third quarter. The Hooker Branded segment has implemented price increases to mitigate increased product costs; however, due to current order backlog levels and customer price changes taking effect at different times, the Company anticipates seeing the benefits of price increases in future periods as more products sold carry these increased prices. Additionally, the segment is starting to see another round of product and logistics costs increases which will likely necessitate additional customer price changes. Despite these adverse factors, the Hooker Branded segment reported $6.7 million in operating income, or an 11.9% operating margin. Incoming orders decreased slightly by 1.9% as compared to prior year period when business dramatically rebounded. Backlog remained historically high, nearly doubled as compared to the prior year third quarter end, when backlog was already elevated versus historical averages.

Segment Reporting: Home Meridian

The Home Meridian segment’s net sales decreased by $27.5 million, or 37.3%, compared to the prior year third quarter, driven by inventory unavailability due to the temporary, COVID-related closure of factories in Vietnam and Malaysia during the period. The segment reported a $10 million operating loss largely attributable to reduced shipments and higher product costs primarily from increased freight charges. In addition, higher than expected chargeback from two clubs channel customers and inventory cancellation costs related to HMidea’s RTA business contributed to the operating loss.

“Despite the disappointing financial results at HMI, we believe the challenges are short-term,” Hoff said. “We expect to see some improvements next quarter as the Asian factories increase capacity, but we don’t expect them to ramp up to full capacity until the second quarter of next year. We are encouraged that demand remains strong, with Home Meridian finishing the quarter with backlogs 12% higher than last year’s third quarter, but more than doubled as compared to pre-pandemic levels.”

“We were pleased in mid-October to open a highly-efficient, 800,000-square-foot new distribution center in Savannah, Georgia serving HMI and its customers,” Hoff continued. “The modern facility is a short distance from the Port of Savannah and will enable us to substantially increase operating efficiencies, reduce our carbon footprint and ship orders faster. Our goal is to put the Company in a best-in-class logistics position, and Savannah is a major step in that direction,” he said.

Segment Reporting: Domestic Upholstery

The Domestic Upholstery segment’s net sales increased by $2.6 million, or 10.3%, in the fiscal 2022 third quarter compared to the prior year period, and all three divisions of the segment reported over or close to 10% sales increases. Despite increased material costs, this segment reported operating income of $1.4 million, or 5.2% operating margin for the third quarter.

“We continued to be challenged by raw materials shortages, but we saw a lot of improvements later in the quarter, and we expect these positive trends to continue,” Hoff said. “Material cost inflation for most raw materials and higher freight surcharges partially offset the gains from increased sales. We believe our latest price increases will mitigate these higher costs in future periods. We are encouraged by historically high backlogs at the end of the fiscal 2022 third quarter at all three divisions.”

Segment Reporting: All Other

All Other’s net sales decreased by $134,000, or 4.0%, in the fiscal 2022 third quarter as compared to the prior year period, due to a 5.6% sales decrease at H Contract. On a positive note, as COVID vaccination rates have increased, especially among the senior population, H Contract’s incoming orders have increased three consecutive quarters in fiscal 2022 and finished the quarter with backlog 150% higher than the prior year third quarter end. Despite the sales decrease, All Other still reported a 10.7% operating margin for the quarter.

Cash, Debt and Inventory

Cash and cash equivalents stood at $57.2 million at fiscal 2022 third quarter-end, down $8.6 million compared to the balance at the fiscal 2021 year-end as the Company increased inventory levels somewhat to service the high level of demand it has experienced all year. During the first nine months of fiscal 2022, the Company used cash on hand and $5 million generated from operations to pay $6.4 million in cash dividends to our shareholders and $6.6 million of capital expenditures to enhance our business systems and facilities.

Outlook

“Consumer and retail demand remain historically strong, with consolidated backlogs nearly triple compared to pre-pandemic level,” Hoff said. “However, we expect some level of continued supply chain turbulence and product and raw materials cost inflation to impact our net sales and income in the short term, at least through the second quarter of next fiscal year.”

“We expect our Hooker Branded and Domestic Upholstery segments will continue to be less challenged than Home Meridian primarily due to more than 70% of Home Meridian’s business being direct container versus domestic warehouse distribution. In addition, higher freight costs have a greater impact as a percentage on lower price points for HMI. In the shorter-to-medium-term, we look forward to the expected efficiencies and cost savings from HMI’s new Savannah facility. The facility puts us in an excellent position to grow HMI’s warehouse business.”

“We will continue to focus on items we can control such as developing relevant new products to meet consumer needs, operational improvements, managing overhead and costs, and executing our strategic growth initiatives. We remain very optimistic as we manage through a challenging environment,” Hoff said.

Dividends

On December 7, 2021, the Company’s board of directors declared a quarterly cash dividend of $0.20 per share, an increase of $0.02, or 11%, over the most recent dividend, payable on December 31, 2021, to shareholders of record at December 17, 2021.

Conference Call Details

Hooker Furnishings will present its fiscal 2022 third quarter financial results via teleconference and live internet web cast on Thursday morning, December 9, 2021 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 1241039. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furnishings Corporation, in its 98th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2020 shipments to U.S. retailers, according to a 2021 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates distribution centers in North Carolina, Virginia, Georgia, California and Vietnam. Please visit our websites hookerfurnishings.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam, China, and Malaysia, including customs issues, labor stoppages, strikes or slowdowns and the availability and cost of shipping containers and cargo ships; (2) the effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including but not limited to U.S. and local economies; our business operations and continuity; the health and productivity of our employees; and the impact on our global supply chain, inflation, the retail environment and our customer base; (3) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (4) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the prior U.S. administration’s imposition of a 25% tariff on certain goods imported into the United States from China including almost all furniture and furniture components manufactured in China, which is still in effect, with the potential for additional or increased tariffs in the future; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs, including the price and availability of shipping containers, vessels and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (6) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (7) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (8) difficulties in forecasting demand for our imported products; (9) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (10) disruptions and damage (including those due to weather) affecting our Virginia, Georgia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities, our North Carolina showrooms or our representative offices or warehouses in Vietnam and China; (11) risks associated with our newly leased warehouse space in Georgia, including risks associated with our move to and occupation of the facility, including information systems, access to warehouse labor and the inability to realize anticipated cost savings; (12) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (15) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (16) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (17) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (18) capital requirements and costs; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) the cost and difficulty of marketing and selling our products in foreign markets; (21) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (22) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (23) price competition in the furniture industry; (24) competition from non-traditional outlets, such as internet and catalog retailers; (25) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture; and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	Oct 31,	Nov 1,	Oct 31,	Nov 1,
	2021	2020	2021	2020

Net sales	$133,428	$149,687	$458,807	$384,821

Cost of sales	113,421	116,204	373,501	305,684

Gross profit	20,007	33,483	85,306	79,137

Selling and administrative expenses	21,139	19,850	63,343	57,920
Goodwill impairment charges	-	-	-	39,568
Trade name impairment charges	-	-	-	4,750
Intangible asset amortization	596	596	1,788	1,788

Operating (loss)/income	(1,728)	13,037	20,175	(24,889)

Other income, net	133	158	160	107
Interest expense, net	27	106	81	433

(Loss)/income before income taxes	(1,622)	13,089	20,254	(25,215)

Income tax (benefit)/expense	(403)	2,996	4,563	(6,263)

Net (loss)/income	$(1,219)	$10,093	$15,691	$(18,952)

(Loss)/Earnings per share
Basic	$(0.10)	$0.85	$1.32	$(1.61)
Diluted	$(0.10)	$0.84	$1.30	$(1.61)

Weighted average shares outstanding:
Basic	11,863	11,833	11,849	11,818
Diluted	11,863	11,939	12,017	11,818

Cash dividends declared per share	$0.18	$0.16	$0.54	$0.48

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	Oct 31,	Nov 1,	Oct 31,	Nov 1,
	2021	2020	2021	2020

Net (loss)/income	$(1,219)	$10,093	$15,691	$(18,952)
Other comprehensive income (loss):
Amortization of actuarial loss	100	84	301	253
Income tax effect on amortization	(24)	(20)	(72)	(60)
Adjustments to net periodic benefit cost	76	64	229	193

Total comprehensive (loss)/income	$(1,143)	$10,157	$15,920	$(18,759)

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	October 31,	January 31,
	2021	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$57,219	$65,841
Trade accounts receivable, net	73,585	83,290
Inventories	77,864	70,159
Income tax recoverable	3,098	-
Prepaid expenses and other current assets	6,523	4,432
Total current assets	218,289	223,722
Property, plant and equipment, net	29,590	26,780
Cash surrender value of life insurance policies	26,133	25,365
Deferred taxes	11,835	14,173
Operating leases right-of-use assets	53,225	34,613
Intangible assets, net	24,449	26,237
Goodwill	490	490
Other assets	3,374	893
Total non-current assets	149,096	128,551
Total assets	$367,385	$352,273

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$16,599	$32,213
Accrued salaries, wages and benefits	5,928	7,136
Income tax accrual	-	501
Customer deposits	6,550	4,256
Current portion of lease liabilities	7,293	6,650
Other accrued expenses	5,456	3,354
Total current liabilities	41,826	54,110
Deferred compensation	10,676	11,219
Lease liabilities	47,530	29,441
Total long-term liabilities	58,206	40,660
Total liabilities	100,032	94,770

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,922 and 11,888 shares issued and outstanding on each date	53,690	53,323
Retained earnings	214,242	204,988
Accumulated other comprehensive loss	(579)	(808)
Total shareholders’ equity	267,353	257,503
Total liabilities and shareholders’ equity	$367,385	$352,273

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the Thirty-Nine Weeks Ended
	Oct 31,	Nov 1,
	2021	2020
Operating Activities:
Net income/(loss)	$15,691	$(18,952)
Adjustments to reconcile net income to net cash
provided by operating activities:
Goodwill and intangible asset impairment charges	-	44,318
Depreciation and amortization	5,623	5,052
Deferred income tax expense/(benefit)	2,266	(10,143)
Non-cash restricted stock and performance awards	367	1,473
Provision for doubtful accounts and sales allowances	474	4,527
Gain on life insurance policies	(802)	(1,750)
Changes in assets and liabilities
Trade accounts receivable	9,230	7,829
Inventories	(7,705)	28,730
Income tax recoverable	(3,098)	751
Prepaid expenses and other current assets	(4,074)	620
Trade accounts payable	(15,632)	2,947
Accrued salaries, wages and benefits	(1,140)	(441)
Accrued income taxes	(501)	2,015
Customer deposits	2,294	967
Operating lease liabilities	120	797
Other accrued expenses	2,104	(1,165)
Deferred compensation	(243)	32
Net cash provided by operating activities	4,974	67,607

Investing Activities:
Purchases of property, plant and equipment	(6,626)	(642)
Premiums paid on life insurance policies	(533)	(519)
Proceeds received on life insurance policies		1,489
Net cash (used in)/provided by investing activities	(7,159)	328

Financing Activities:
Cash dividends paid	(6,437)	(5,699)
Payments for long-term debt	-	(4,393)
Cash used in financing activities	(6,437)	(10,092)

Net (decrease)/increase in cash and cash equivalents	(8,622)	57,843
Cash and cash equivalents at the beginning of year	65,841	36,031
Cash and cash equivalents at the end of year	$57,219	$93,874

Supplemental schedule of cash flow information:
Income taxes paid, net	$5,858	$2,301
Interest paid, net	1	365

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from changes in right-of-use assets	$23,736	$2,103
Increase in property and equipment through accrued purchases	17	12

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING (LOSS)/INCOME BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 31, 2021		November 1, 2020		October 31, 2021		November 1, 2020
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$56,037	42.0%	$47,287	31.6%	$157,304	34.3%	$113,268	29.4%
Home Meridian	46,230	34.6%	73,727	49.3%	217,964	47.5%	202,560	52.6%
Domestic Upholstery	27,972	21.0%	25,350	16.9%	74,996	16.3%	59,640	15.5%
All Other	3,189	2.4%	3,323	2.2%	8,543	1.9%	9,353	2.4%
Consolidated	$133,428	100%	$149,687	100%	$458,807	100%	$384,821	100%

Operating (loss)/income
Hooker Branded	$6,669	11.9%	$7,686	16.3%	$25,040	15.9%	$15,108	13.3%
Home Meridian	(10,181)	-22.0%	2,510	3.4%	(9,274)	-4.3%	(26,754)	-13.2%
Domestic Upholstery	1,443	5.2%	2,421	9.6%	3,589	4.8%	(14,399)	-24.1%
All Other	341	10.7%	420	12.6%	820	9.6%	1,156	12.4%
Consolidated	$(1,728)	-1.3%	$13,037	8.7%	$20,175	4.4%	$(24,889)	-6.5%

For more information, contact:
Jeremy R. Hoff, Chief Executive Officer and Director
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949